FOR IMMEDIATE RELEASE

Contact:	Mark Trinske Affinia Group Inc. (734) 827-5412

AFFINIA GROUP CLOSES STAMPING AND WELDING FACILITY
IN MISSISSAUGA, CANADA

ANN ARBOR, MICHIGAN, November 30, 2006   —   Affinia Group Inc. announced today that it has closed one of its manufacturing facilities in Mississauga, Ontario, Canada. The closed facility is located at 1400 Aimco Boulevard. The company’s other Mississauga facility at 6601 Goreway Drive is unaffected by this closure.

‘‘This closure continues our efforts to rationalize our production capacity requirements,’’ said John Washbish, Vice President and General Manager of Affinia’s Under Vehicle Group. ‘‘This facility stamped and welded steel for brake shoes. We will continue to make assembled brake shoes in our other facilities using stampings from external suppliers. While this is the best decision for the company, we sincerely regret the impact this closure will have on our affected people.’’

The Aimco Boulevard facility employed approximately 60 people and Affinia Group Inc. is providing career assistance where possible for our people.

Affinia Group Inc. is a global leader in the on- and off-highway replacement parts and service industry. In North America the Affinia family of brands includes WIX® filters, Raybestos® brand brakes and AIMCO® brake products, and McQuay-Norris® and Spicer® Chassis parts. South American and European brands include Nakata®, Urba® and Quinton Hazell®. Affinia has operations in 19 countries and approximately 11,000 people dedicated to keeping the world’s wheels turning. For more information, visit www.affiniagroup.com.

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